As filed with the U.S. Securities and Exchange Commission October ____, 1996.

                                                  Commission File No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            Internet Holdings, Inc.
             (Exact name of registrant as specified in its charter)

         Utah                                            13-3758042
(State or other jurisdiction                            (IRS Employer
 of incorporation or organization)                    Identification No.)

                     Consultants Shares Issued Pursuant To
               Consulting Agreements Dated (1) June 25, 1995 and
                             (2) November 25, 1995

                              (Full title of Plan)

     c/o Alcott Simpson & Co., 250 Park Avenue, Ste 1930 New York, NY 10177
         (Address of Principal Executive Officers, including Zip Code)

           Steven A. Sanders, P.C., 120 Broadway, New York, NY 10271
                    (Name and address of agent for service)

                                 (212) 406-4700
          (Telephone number, including area code, of agent of service)

                        CALCULATION OF REGISTRATION FEE

Title of Securities   Amount   Proposed Maximum    Proposed Maximum      Amount of
to be registered      to be    Offering Price per  Aggregate Offering  Registration
                    Registered  Share (1)               Price              Fee
Common Stock
No Par Value          59,000         $2.00            $118,000            $ 41

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




(1) The registration fee is calculated in accordance with Rule 457(c) and includes reoffers of such shares.

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



PART I.     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.     Plan Information

            Not Applicable.

PART II.    INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

                  The Registrant is subject to the information requirements of the Securities Exchange Act of 1934 ("Exchange Act")and, in accordance therewith, files reports with the Securities and Exchange Commission (the "Commission"). The documents listed below are hereby incorporated by reference in this Registration Statement on Form S-8; and all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities then offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement on Form S-8, and shall be a part hereof from the date of the filing of such documents.

                  (a) The Registrant's annual report on Form 10-KSB f/y/e December 31, 1995.

                  (b) All other reports filed by the Registrant pursuant to Section (13(a) or 15(d) of the Exchange Act since December 31, 1995.

                  (c) The description of the Common Stock which is contained in a Registration Statement on Form 10- SB filed under the Exchange Act on September 28,1995.

Item 4.     Description of Securities

            Not Applicable.

Item 5.     Interests of Named Experts and Counsel


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



                  The validity of the authorization and issuance of 59,000 shares of the Common Stock be passed upon by Steven A. Sanders, P.C., 50 Broad Street, New York, NY 10004. 5,000 shares of Common Stock of the Registrant are being registered herein for the benefit of Steven A. Sanders, P.C.

Item 6.     Indemnification of Directors and Officers

                  The By-laws of the Registrant provide indemnification as set forth below.

                ss. 5.1. Indemnification of Directors. The corporation shall indemnify any individual made a party to a proceeding because he or she is or was a director of the corporation, against liability incurred in the proceeding, but only if the corporation has authorized the payment in accordance with ss.16-10a-906 of the Utah Revised Business Corporation Act and a determination has been made in accordance with the procedures set forth in suchss.16-10a-906 that the director met the standards of conduct in paragraph A, B and C below.

                  A.       Standard of Conduct.

                  The individual shall demonstrate that:

                           (1) he or she conducted himself or herself in good faith; and

                           (2) he or she reasonably believed that his or her conduct was in, or not opposed to, the corporation's best interests;

                           (3) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

                  B.       No Indemnification Permitted in Certain
                  Circumstances.

                  The Corporation shall not indemnify a director under this ss.
5.1 of Article V:


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



                           (1) in connection with a proceeding by or in the right or the corporation in which the director was adjudged liable to the corporation; or

                           (2) in connection with any other proceeding charging improper personal benefit to him or her, whether or not involving action in his or her official basis that personal benefit was improperly received by him or her.

                  C. Indemnification in Derivative Actions Limited. Indemnification permitted under this ss. 5.1 of Article V in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

                ss. 5.2. Advance Expenses for Directors. If a determination is made,following the procedures ofss.16-10a-906 of the Utah Revised Business Corporation Act that the director has met the following requirements; and if an authorization of payment is made, following the procedures and standards set forth in ss.16-10a-906, then unless otherwise provided in the articles of incorporation, the company shall pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

                  (1) The director furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the standard of conduct described in ss. 5.1 of this Article V.

                  (2) The director furnishes the corporation a written undertaking, executed personally or on his or her belief, to repay the advance if it is ultimately determined that he did not meet the standard of conduct (which undertaking must be in unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment); and

                  (3) A determination is made that the facts then know to those making the determination would not

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



                           preclude indemnification under ss. 5.1 of this
                           Article V or under the Utah Revised Business
                           Corporation Act.

                  ss. 5.3. Indemnification of Officers, Agents, and Employees Who Are Not Directors. Unless otherwise provided in the articles of incorporation, the board of directors may indemnify and advance expenses to any officer, employee, or agent of the corporation, who is not a director of the corporation, to any extent consistent with public policy, as determined by the general or specific action of the board of directors.

Item 7.           Exemption from Registration Claimed

                  The shares were issued for advisory services rendered and to be rendered and exempt from registration under the Act, pursuant to Section 4(2) thereunder, as a transaction by an issuer not involving a public offering.

Item 8.           Exhibits

4.1               Articles of Incorporation (1)

4.2               Plan and Articles of Consolidation (1)

4.3               Amendment to the Articles of Incorporation (1)

4.4               Amendment to the Articles of Incorporation (1)

4.5               Amendment to the Articles of Incorporation (1)

4.6               Amendment to the Articles of Incorporation (1)

4.7               Amendment to the Articles of Incorporation

4.8               Steven A. Sanders, P.C. Consulting Agreement

4.9               Alan Sacks & Co. Consulting Agreement

4.10              Archives Computers Consulting Agreement

4.11              Hampton Hall Properties Consulting Agreement


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



4.12              The Chief Management Services Consulting Agreement

4.13              Stewardson Associates Consulting Agreement

4.14              Thomas J. Kennedy Consulting Agreement

4.15              Barlow Lyde & Gilbert Consulting Agreement

5                 Opinion of the Law Office of Steven A. Sanders, P.C.

23.1              Consent of the Law Offices of Steven A. Sanders, P.C.
                  (included in Exhibit 5)

23.2              Consent of Callaghan Nawrocki, independent accountants.

---------------------

(1) Previously filed with the Commission as an Exhibit to the Registrant's Registration Statement on Form 10-SB as amended, File No. 0-26886 which was originally filed with the Commission September 28, 1995.

Item 9.           Undertakings

                  (1) The undersigned Registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement related to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

                  (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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



SIGNATURES

                  Pursuant to the requirements of the Securities Act, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of New York, this 29 day of August, 1996.

INTERNET HOLDINGS, INC.
(Registrant)



By:_______________________________

   Chairman


                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


_______________________                      Date:  August 29, 1996
            , Director


_______________________                      Date:  August 29, 1996
            , Director


_______________________                      Date:  August 29, 1996
             ,Director


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